Exhibit 99.2

Fourth-Quarter 2011 Results—Supplemental Information

1)	What were multiclient sales in the fourth quarter of 2011?

Multiclient sales, including transfer fees, were $318 million in the fourth quarter of 2011.

2)	What was the WesternGeco backlog at the end of the fourth quarter of 2011?

WesternGeco backlog, which is based on signed contracts with customers, was approximately $1 billion at the end of the fourth quarter of 2011.

3)	What were the Schlumberger pretax and after-tax returns-on-sales for the fourth quarter of 2011, excluding charges and credits?

The Schlumberger pretax return on sales, excluding charges and credits, was 17.9% for the fourth quarter of 2011 versus 17.0% for the third quarter of 2011.

The Schlumberger after-tax return on sales, excluding charges and credits, was 13.6% for the fourth quarter of 2011 versus 12.9% for the third quarter of 2011.

4)	What was the Schlumberger Net Debt† at the end of the fourth quarter of 2011?

Net debt was $4.85 billion at December 31, 2011—$314 million lower than at the end of the previous quarter.

Liquidity was used primarily for capital expenditures of $1.25 billion and stock repurchases of $635 million during the quarter.

†	Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

5)	What was included in “Interest and other income, net” for the fourth quarter of 2011?

“Interest and other income, net” for the fourth quarter of 2011 consisted of the following:

($ millions)
Equity in net earnings of affiliated companies	$24
Interest Income	11

$35

6)	How did interest income and interest expense change during the fourth quarter of 2011?

Interest income of $11 million was up $1 million sequentially. Interest expense of $86 million was up $16 million sequentially.

7)	Why was there a difference between the consolidated Schlumberger pretax income and the total pretax income of Oilfield Services and Distribution?

The difference consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits, stock-based compensation expense and the amortization expense associated with intangible assets recorded in connection with the Smith acquisition.

8)	What was the effective tax rate (ETR), excluding charges and credits, for the fourth quarter of 2011?

The ETR for the fourth quarter of 2011 was 23.8% compared to 23.7% in the prior quarter, excluding charges and credits in both periods.

The ETR for full-year 2012 is expected to be in the mid twenties, although some volatility may be experienced in the ETR on a quarterly basis primarily due to the geographic mix of earnings.

9)	What is the capex guidance for 2012?

Schlumberger capex is expected to approach $4.5 billion for the full-year 2012. Capex in 2011 was $4 billion.

10)	How did the segment reporting change in the first quarter of 2011?

Beginning with the first quarter of 2011, Schlumberger’s primary reporting is based on the three Product Groups: Reservoir Characterization, Drilling and Reservoir Production. These three groups comprise what is now referred to as “Oilfield Services”. In addition, we now report our Distribution business as a separate and distinct segment. Geographical results now reflect the results of all three of the Groups, including the legacy Smith Oilfield and M-I SWACO businesses. Furthermore, the results of WesternGeco are also now included in both the Group and Geographic results and are no longer reported separately. The Distribution business, which is predominantly North America-centric, is not included in the geographic results.

All prior period amounts have been restated to conform to the new structure.

D)	Non-GAAP Financial Measures

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	( Stated in millions except per share amounts )
	Fourth Quarter 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS(*)
Schlumberger income from Continuing Operations, as reported	$1,886	$466	$6	$1,414	$1.05
Merger and integration costs	22	2	—	20	0.01
Write-off of assets in Libya	60	—	—	60	0.04

Schlumberger income from Continuing Operations, excluding charges	$1,968	$468	$6	$1,494	$1.11

	Fourth Quarter 2011
	GAAP	Excluding Charges
Pretax return on sales	17.2%	17.9%
After tax return on sales	12.9%	13.6%
Effective tax rate	24.7%	23.8%

	(Stated in millions except per share amounts)
	Third Quarter 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from Continuing Operations, as reported	$1,717	$410	$6	$1,301	$0.96
Merger and integration costs	27	4	—	23	0.02

Schlumberger income from Continuing Operations, excluding charges	$1,744	$414	$6	$1,324	$0.98

	Third Quarter 2011
	GAAP	Excluding Charges
Pretax return on sales	16.8%	17.0%
After tax return on sales	12.7%	12.9%
Effective tax rate	23.8%	23.7%

(*)	Does not add due to rounding

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This document, the fourth-quarter and full-year 2011 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; Schlumberger’s effective tax rate; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, current global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing erosion; weather and seasonal factors; the ability to respond to increased activity levels; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; continuing operational delays or program reductions in the Gulf of Mexico; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in our fourth-quarter and full-year 2011 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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